Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports Third Quarter Results

ST. LOUIS (July 30, 2019) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2019 third quarter ended June 30, 2019. Highlights include:

•	Third quarter FY19 loss per diluted share of $0.09, compared to earnings per share of $0.52 in the prior-year period
•	As expected, net economic earnings* per share of $0.07 were down from $0.31 a year ago, reflecting a rate design change and increased amortization reset in our 2018 Missouri rate cases
•	Construction of Spire STL Pipeline nearing completion; expected in-service date later in calendar 2019
•	On track with our FY19 earnings target of $3.70 – $3.80 per share
•	Capital expenditures forecast increased to $780 million for FY19 and $2.9 billion for 2019 – 2023

“With strong performance through the first three quarters of fiscal 2019, we’re on track to achieve our financial and operating performance targets for the year. We’re successfully executing on our strategy to drive growth through capital investment and organic growth initiatives, while improving safety, service and system integrity for the benefit of our customers and communities,” said Suzanne Sitherwood, president and chief executive officer of Spire. “At the same time, we continue to grow and develop our gas-related businesses including Spire STL Pipeline which will be placed in service later this year, despite a delay in completing construction due to historic flooding in the Midwest. Overall, we remain well-positioned to continue delivering consistent long-term earnings growth for our investors and exceptional service for our customers.”

Third Quarter Results	Three Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2019	2018	2019	2018
Net Economic Earnings (Loss)* by Segment
Gas Utility	$7.6	$16.9
Gas Marketing	3.3	4.4
Other	(5.9)	(6.1)
Total	$5.0	$15.2	$0.07	$0.31
Net economic earnings adjustments, pre-tax	(10.7)	12.7	(0.21)	0.25
Income tax effect of pre-tax adjustments	2.7	(2.0)	0.05	(0.04)
Net (Loss) Income	$(3.0)	$25.9	$(0.09)	$0.52
Weighted Average Diluted Shares Outstanding	50.9	49.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net loss for the three months ended June 30, the third quarter of our fiscal year, was $3.0 million ($0.09 per diluted share), down from net income of $25.9 million ($0.52 per share), a year ago.

Net economic earnings (NEE) for the third quarter of fiscal 2019 was $5.0 million ($0.07 per share), compared to $15.2 million ($0.31 per share) in the prior-year period, primarily due to a lower contribution from the Gas Utility segment as discussed below.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these impacts included the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act and the write-offs from our 2018 Missouri rate proceedings.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Third quarter fiscal 2019 NEE was $7.6 million, down from $16.9 million in the prior year, reflecting a change in rate design and increased costs at our Missouri utilities resulting from the 2018 rate cases.

Contribution margin decreased $1.2 million, reflecting higher Infrastructure System Replacement Surcharge (ISRS) revenues of $2.9 million and a favorable Alabama Rate Stabilization and Equalization (RSE) adjustment totaling $1.6 million. These benefits were offset by a $4.4 million impact from the Missouri rate design change and $1.4 million in lower rates to reflect lower income taxes resulting from tax reform. The lower rates for income taxes were offset by lower income tax expense, with minimal impact to earnings. The Missouri rate design change lowers the fixed monthly charge and increases the volumetric component, resulting in a shift in margin from the third and fourth quarters of our fiscal year to the first and second quarters (during the winter heating season) when usage is highest.

Operation and maintenance (O&M) expenses of $111.2 million for the third quarter were up $12.1 million compared to the prior-year period. The increase is largely due to a $8.1 million quarter-over-quarter reclassification of certain postretirement benefit costs to below the operating income line (no impact on net income). Excluding this reclassification, O&M increased $1.2 million due to higher employee benefits and energy efficiency costs reset in our Missouri rate cases and a $2.8 million increase in other operating costs. Depreciation and amortization expenses increased by $4.6 million from last year, reflecting higher capital investment.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across the central and southern United States. Third quarter NEE was $3.3 million, down from $4.4 million in the prior year. Performance in the current-year period reflects the benefit of the geographic expansion of the business that created additional opportunities to optimize our supply, transportation and storage portfolio. This was more than offset by higher costs and the return of more normal market conditions.

Other

Other gas-related operations and corporate costs on a NEE basis for the third quarter were $5.9 million in fiscal 2019, down slightly from $6.1 million a year ago. Current year results include a loss for Spire Storage of $5.1 million (excluded from NEE in the prior year) and higher interest expense due to an increase in short-term rates and borrowings, both of which were largely offset by higher non-cash Allowance for Funds Used During Construction (AFUDC) income from Spire STL Pipeline.

Year-to-Date Results	For the Nine Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2019	2018	2019	2018
Net Economic Earnings (Loss)* by Segment
Gas Utility	$220.7	$208.1
Gas Marketing	17.8	18.2
Other	(19.7)	(16.0)
Total	$218.8	$210.3	$4.27	$4.30
Net economic earnings adjustments, pre-tax	0.2	20.1	—	0.41
Income tax effect of pre-tax adjustments	(0.1)	9.7	—	0.20
Net Income	$218.9	$240.1	$4.27	$4.91
Weighted Average Diluted Shares Outstanding	50.8	48.8

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first nine months of fiscal 2019, we reported consolidated net income of $218.9 million ($4.27 per diluted share) compared to $240.1 million ($4.91 per share) for the prior year. Prior-year net income included pre-tax rate case-related write-offs of $30.6 million and a $54.0 million positive impact from tax reform.

NEE for the nine months ended June 30, 2019 was $218.8 million ($4.27 per share), up from $210.3 million ($4.30 per share) a year ago. The increase in NEE reflects higher Gas Utility earnings, slightly lower Gas Marketing earnings and higher other costs. The per share calculations in the current year include an adjustment to net income for cumulative preferred dividends of $1.6 million and the full impact of 2.3 million common shares issued in May 2018.

Gas Utility

For the first nine months of fiscal 2019, the Gas Utility segment reported NEE of $220.7 million, up from $208.1 million a year ago, reflecting a higher contribution margin and lower operating expenses.

Year-to-date segment contribution margin increased by $23.4 million, reflecting the rate design change at the Missouri utilities that resulted in $29.5 million higher margins during the winter heating season, as described earlier. Margin also benefitted a combined $14.8 million from higher gas usage due to colder weather, the favorable RSE adjustment, higher ISRS revenues, modest customer growth, and increased off-system sales and capacity release in Missouri. These benefits were partially offset by a reduction in Missouri customer rates of $21.4 million to reflect the lower federal income taxes resulting from tax reform. This rate reduction is offset by lower income tax expense, resulting in minimal impact on earnings.

O&M expenses decreased by $10.2 million compared to the prior-year period, reflecting the $38.4 million write-off of assets and expenses disallowed in our Missouri rate cases recorded in the prior-year period, as well as a $18.0 million reclassification of benefit costs below the operating income line, both noted earlier. Excluding these adjustments, O&M expenses were higher by $10.2 million largely due to higher employee benefits and energy efficiency costs reset in our Missouri rate cases totaling $9.3 million.

Depreciation and amortization rose by $11.3 million reflecting increased capital investment across our utilities.

Gas Marketing

Gas Marketing NEE, which excludes mark-to-market and fair value adjustments, was $17.8 million, comparable to $18.2 million in the prior year. The solid current year performance reflects the benefit of geographic expansion of the business offset by a return of more normal market conditions.

Other

On an NEE basis, year-to-date other gas-related operations and corporate costs were $19.7 million, up from $16.0 million from a year ago. The higher costs reflect a loss from Spire Storage of $12.5 million and higher corporate interest costs, partially offset by increased AFUDC income from Spire STL Pipeline.

Balance Sheets and Cash Flows

On May 21, 2019, Spire completed an offering of $250 million of perpetual preferred stock with a 5.90 percent coupon, issuing 10 million $25-par depository shares. Proceeds have been used to finance capital investments and are expected to fund $125 million in Spire Inc. debt maturing in August.

Also, in May, Spire launched a $150 million At-the-Market (ATM) equity program. During the third quarter of fiscal 2019, Spire issued approximately 60,000 shares resulting in net proceeds of $4.9 million.

We maintain a strong capital structure with ample liquidity and a long-term capitalization of 54.2 percent equity at June 30, 2019. Our long-term capitalization was 51.5 percent equity a year ago. Our adjusted long-term capitalization was 53.1 percent equity at June 30, 2019 reflecting 50 percent ($121 million) equity treatment for preferred stock and the maturity of $125 million of Spire debt.

Net cash provided by operating activities was $440.6 million for the nine months ended June 30, 2019, compared to $511.3 million for the same period a year ago. The decrease was largely driven by fluctuations in working capital items.

Capital expenditures for the first nine months of fiscal 2019 were $608.5 million, up from $334.3 million in the prior year. This increase reflects higher investment in infrastructure upgrades, support of customer growth and new business development initiatives, as well as construction of Spire STL Pipeline and development of Spire Storage.

Short-term borrowings outstanding at June 30, 2019 increased to $434.0 million from $191.0 million a year ago primarily due to the higher capital expenditures. We retain significant capacity in our $975 million revolving credit facility and related commercial paper program to meet our liquidity needs.

For additional details on Spire’s results through the third quarter of fiscal 2019, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

Pipelines and Storage

We continue to develop our gas-related businesses as part of our long-term growth strategy, including Spire STL Pipeline and Spire Storage.

Spire STL Pipeline

Construction of Spire STL Pipeline is substantially complete with approximately 97% of the mainline pipe installed. Due to historic flooding along portions of the pipeline route, our construction contractor is unable to complete approximately 3 miles of the project near the confluence of the Mississippi and Missouri rivers. Construction in the impacted area will resume once water levels sufficiently decrease.

We now expect the pipeline to be in service later in calendar 2019. Reflecting actual expenditures to date of $188 million and the increased costs associated with the remaining work to be completed, we expect the total project cost to exceed the top end of our current estimate of $240 million.

The 65-mile natural gas supply pipeline will provide Spire Missouri East with access to lower-cost shale gas from the Marcellus and Utica producing regions. It will also enhance the reliability and diversity of our physical transportation portfolio.

Spire Storage

Spire Storage is comprised of two adjacent storage facilities in Wyoming. It is strategically located near the Opal hub and interconnects with five interstate pipelines serving the Rockies and western United States. We continue to build our team and engage with current and potential customers to better understand their needs.

We are currently focused on completing operational investments to ensure our ability to serve our customers in the upcoming winter heating season. We anticipate spending approximately $25 million during the remainder of fiscal 2019.

Missouri Regulatory Update

Effective May 3, 2019, Spire Missouri received approval by the Missouri Public Service Commission (MoPSC) to increase Infrastructure System Replacement Surcharge (ISRS) revenues by $13.2 million. The additional ISRS revenues excluded $3.2 million that Spire Missouri had requested as part of its June 2018 ISRS filing related to replacement of plastic pipeline materials that was not approved under ISRS. The amount excluded for ISRS recovery purposes is under appeal in the Missouri Western District Court and would be available for recovery in our next rate case if the appeal is unsuccessful.

On July 15, 2019, Spire filed a request for $11.0 million in additional ISRS revenues for recovery of new investments in infrastructure upgrades. The company also filed to recover $3.4 million related to plastic pipe materials in its June 2018 filing and in the current filing.

The ISRS mechanism allows for more timely recovery of investments in infrastructure upgrades that improve the integrity and safety of our distribution system.

Dividends

The Spire board of directors declared a quarterly common stock dividend of $0.5925 per share, payable October 2, 2019, to shareholders of record on September 11, 2019. We have continuously paid a cash dividend since 1946, with 2019 marking the 16th consecutive year of increasing dividends on an annualized basis.

The board of directors also declared a prorated regular quarterly dividend of $0.34417 per depository share on the company’s 5.90 percent Series A Cumulative Redeemable Perpetual Preferred Stock, payable August 15, 2019, to holders of record on August 5, 2019. Current year per share earnings calculations include an adjustment to net income for cumulative preferred dividends of $1.6 million.

Earnings Guidance and Outlook

We affirm our fiscal 2019 NEE guidance range of $3.70 – $3.80 per diluted share. Our longer-term NEE per share growth target remains 4 – 7 percent.

Our capital expenditures forecast for fiscal 2019 has increased to $780 million, reflecting higher utility spend and updates for Spire STL Pipeline and Spire Storage. Our five-year (2019 – 2023) capital spend outlook also increased to $2.9 billion.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2019 third quarter financial results. To access the call, please dial the applicable number approximately 5 – 10 minutes prior to the start time.

Date and Time:	Tuesday, July 30
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-307-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 11 a.m. CT (Noon ET) on July 30 until August 30 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-307-0088 (international). The replay access code is 10132808.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business and pursuing growth through 1) growing organically, 2) investing in infrastructure, 3) acquiring and integrating, and 4) innovating and advancing technology. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” “adjusted long-term capitalization,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these items included the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act and the write-off of certain long-standing assets as a result of disallowances in our 2018 Missouri rate proceedings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Operating Revenues:
Gas Utility	$301.4	$334.8	$1,651.9	$1,667.3
Gas Marketing and other	19.9	15.8	74.9	58.5
Total Operating Revenues	321.3	350.6	1,726.8	1,725.8
Operating Expenses:
Gas Utility
Natural and propane gas	75.5	107.2	664.6	731.7
Operation and maintenance	111.2	99.1	323.2	333.4
Depreciation and amortization	45.1	40.5	133.2	121.9
Taxes, other than income taxes	29.7	33.5	126.3	128.2
Total Gas Utility Operating Expenses	261.5	280.3	1,247.3	1,315.2
Gas Marketing and other	46.5	11.4	151.6	97.6
Total Operating Expenses	308.0	291.7	1,398.9	1,412.8
Operating Income	13.3	58.9	327.9	313.0
Other Income (Expense), Net	6.4	(3.1)	15.3	(7.4)
Interest Charges:
Interest on long-term debt	20.5	20.8	62.4	62.5
Other interest charges	5.1	3.4	16.7	11.5
Total Interest Charges	25.6	24.2	79.1	74.0
(Loss) Income Before Income Taxes	(5.9)	31.6	264.1	231.6
Income Tax (Benefit) Expense	(2.9)	5.7	45.2	(8.5)
Net (Loss) Income	(3.0)	25.9	218.9	240.1
Provision for preferred dividends	1.6	—	1.6	—
Income allocated to participating securities	—	0.1	0.5	0.5
Net (Loss) Income Available to Common Shareholders	$(4.6)	$25.8	$216.8	$239.6

Weighted Average Number of Shares Outstanding:
Basic	50.7	49.6	50.6	48.7
Diluted	50.9	49.7	50.8	48.8

Basic (Loss) Earnings Per Share	$(0.09)	$0.52	$4.28	$4.92
Diluted (Loss) Earnings Per Share	$(0.09)	$0.52	$4.27	$4.91
Dividends Declared Per Share	$0.5925	$0.5625	$1.7775	$1.6875

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2019	2018	2018
ASSETS
Utility Plant	$5,990.6	$5,653.3	$5,501.6
Less: Accumulated depreciation and amortization	1,770.4	1,682.8	1,669.8
Net Utility Plant	4,220.2	3,970.5	3,831.8
Non-utility Property	416.6	174.5	143.5
Goodwill	1,171.6	1,171.6	1,171.6
Other Investments	74.8	68.7	71.0
Total Other Property and Investments	1,663.0	1,414.8	1,386.1
Current Assets:
Cash and cash equivalents	5.8	4.4	6.9
Accounts receivable, net	336.7	296.8	246.7
Inventories	158.2	210.3	153.2
Other	149.1	148.1	178.1
Total Current Assets	649.8	659.6	584.9
Deferred Charges and Other Assets	799.0	798.7	782.1
Total Assets	$7,332.0	$6,843.6	$6,584.9

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$—	$—
Common stock and paid-in capital	1,543.5	1,533.4	1,530.9
Retained earnings	844.3	715.6	772.4
Accumulated other comprehensive (loss) income	(17.2)	6.4	4.4
Total Shareholders' Equity	2,612.6	2,255.4	2,307.7
Redeemable noncontrolling interest	—	7.9	6.5
Long-term debt (less current portion)	2,042.3	1,900.1	2,024.5
Total Capitalization	4,654.9	4,163.4	4,338.7
Current Liabilities:
Current portion of long-term debt	165.0	175.5	155.5
Notes payable	434.0	553.6	191.0
Accounts payable	297.6	290.1	195.5
Accrued liabilities and other	323.0	302.5	272.1
Total Current Liabilities	1,219.6	1,321.7	814.1
Deferred Credits and Other Liabilities:
Deferred income taxes	490.4	435.8	476.8
Pension and postretirement benefit costs	172.1	180.2	219.3
Asset retirement obligations	328.9	321.1	305.9
Regulatory liabilities	396.3	354.6	364.3
Other	69.8	66.8	65.8
Total Deferred Credits and Other Liabilities	1,457.5	1,358.5	1,432.1
Total Capitalization and Liabilities	$7,332.0	$6,843.6	$6,584.9

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Nine Months Ended June 30,
	2019	2018
Operating Activities:
Net Income	$218.9	$240.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	134.9	122.9
Deferred income taxes and investment tax credits	42.6	(9.5)
Changes in assets and liabilities	46.1	113.3
Other	(1.9)	44.5
Net cash provided by operating activities	440.6	511.3

Investing Activities:
Capital expenditures	(608.5)	(334.3)
Business acquisitions	(7.9)	(28.1)
Other	(7.1)	(8.9)
Net cash used in investing activities	(623.5)	(371.3)

Financing Activities:
Issuance of preferred stock	242.0	—
Issuance of long-term debt	190.0	75.0
Repayment of long-term debt	(59.1)	—
Repayment of short-term debt, net	(119.6)	(286.3)
Issuance of common stock	5.6	154.2
Dividends paid	(88.9)	(80.2)
Other	(2.7)	(3.2)
Net cash provided by (used in) financing activities	167.3	(140.5)

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(15.6)	(0.5)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	21.4	7.4
Cash and Cash Equivalents at End of Period	$5.8	$6.9

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended June 30, 2019
Net Income (Loss) [GAAP]	$7.6	$(4.7)	$(5.9)	$(3.0)	$(0.09)
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	8.0	—	8.0	0.16
Lower of cost or market inventory adjustments	—	2.7	—	2.7	0.05
Income tax effect of adjustments (1)	—	(2.7)	—	(2.7)	(0.05)
Net Economic Earnings (Loss) [Non-GAAP]	$7.6	$3.3	$(5.9)	$5.0	$0.07

Three Months Ended June 30, 2018
Net Income (Loss) [GAAP]	$18.5	$16.2	$(8.8)	$25.9	$0.52
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(16.0)	—	(16.0)	(0.32)
Acquisition, divestiture and restructuring activities	—	—	3.3	3.3	0.07
Income tax effect of adjustments (1)	(1.6)	4.2	(0.6)	2.0	0.04
Net Economic Earnings (Loss) [Non-GAAP]	$16.9	$4.4	$(6.1)	$15.2	$0.31

Nine Months Ended June 30, 2019
Net Income (Loss) [GAAP]	$220.7	$18.2	$(20.0)	$218.9	$4.27
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(3.3)	—	(3.3)	(0.06)
Lower of cost or market inventory adjustments	—	2.7	—	2.7	0.05
Acquisition, divestiture and restructuring activities	—	—	0.4	0.4	0.01
Income tax effect of adjustments (1)	—	0.2	(0.1)	0.1	—
Net Economic Earnings (Loss) [Non-GAAP]	$220.7	$17.8	$(19.7)	$218.8	$4.27

Nine Months Ended June 30, 2018
Net Income [GAAP]	$166.2	$20.0	$53.9	$240.1	$4.91
Adjustments, pre-tax:
Missouri regulatory adjustments	30.6	—	—	30.6	0.63
Unrealized gain on energy-related derivatives	—	(3.4)	—	(3.4)	(0.07)
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	6.8	7.0	0.14
Income tax effect of adjustments (1)	(9.2)	1.0	(1.5)	(9.7)	(0.20)
Effect of the Tax Cuts and Jobs Act	20.3	0.9	(75.2)	(54.0)	(1.10)
Net Economic Earnings (Loss) [Non-GAAP]	$208.1	$18.2	$(16.0)	$210.3	$4.30

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended June 30, 2019
Operating Income (Loss) [GAAP]	$25.3	$(7.0)	$(5.0)	$—	$13.3
Operation and maintenance expenses	113.4	3.2	8.4	(2.6)	122.4
Depreciation and amortization	45.1	—	0.7	—	45.8
Taxes, other than income taxes	29.7	0.1	0.4	—	30.2
Less: Gross receipts tax expense	(18.2)	—	—	—	(18.2)
Contribution Margin [Non-GAAP]	195.3	(3.7)	4.5	(2.6)	193.5
Natural and propane gas costs	88.1	22.0	0.1	(0.6)	109.6
Gross receipts tax expense	18.2	—	—	—	18.2
Operating Revenues	$301.6	$18.3	$4.6	$(3.2)	$321.3

Three Months Ended June 30, 2018
Operating Income (Loss) [GAAP]	$41.5	$21.6	$(4.2)	$—	$58.9
Operation and maintenance expenses	101.4	2.0	7.7	(2.6)	108.5
Depreciation and amortization	40.5	—	0.5	—	41.0
Taxes, other than income taxes	33.5	0.1	0.3	—	33.9
Less: Gross receipts tax expense	(20.4)	—	—	—	(20.4)
Contribution Margin [Non-GAAP]	196.5	23.7	4.3	(2.6)	221.9
Natural and propane gas costs	117.9	(9.3)	—	(0.3)	108.3
Gross receipts tax expense	20.4	—	—	—	20.4
Operating Revenues	$334.8	$14.4	$4.3	$(2.9)	$350.6

Nine Months Ended June 30, 2019
Operating Income (Loss) [GAAP]	$317.2	$22.3	$(11.6)	$—	$327.9
Operation and maintenance expenses	330.3	8.5	22.3	(8.2)	352.9
Depreciation and amortization	133.2	—	1.7	—	134.9
Taxes, other than income taxes	126.3	0.6	1.2	—	128.1
Less: Gross receipts tax expense	(87.5)	(0.1)	—	—	(87.6)
Contribution Margin [Non-GAAP]	819.5	31.3	13.6	(8.2)	856.2
Natural and propane gas costs	746.6	38.2	0.7	(2.5)	783.0
Gross receipts tax expense	87.5	0.1	—	—	87.6
Operating Revenues	$1,653.6	$69.6	$14.3	$(10.7)	$1,726.8

Nine Months Ended June 30, 2018
Operating Income (Loss) [GAAP]	$293.2	$27.7	$(7.9)	$—	$313.0
Operation and maintenance expenses	339.8	5.1	17.8	(7.5)	355.2
Depreciation and amortization	121.9	—	1.0	—	122.9
Taxes, other than income taxes	128.2	0.2	0.4	—	128.8
Less: Gross receipts tax expense	(87.0)	(0.1)	—	—	(87.1)
Contribution Margin [Non-GAAP]	796.1	32.9	11.3	(7.5)	832.8
Natural and propane gas costs	784.5	22.3	0.2	(1.1)	805.9
Gross receipts tax expense	87.0	0.1	—	—	87.1
Operating Revenues	$1,667.6	$55.3	$11.5	$(8.6)	$1,725.8